Exhibit 10.1
FRENCH ADDENDUM
TO THE ULTIMATE SOFTWARE GROUP, INC. AMENDED AND RESTATED
2005 EQUITY AND INCENTIVE PLAN FOR RESTRICTED STOCK UNIT
AWARDS ADOPTED ON MAY 14, 2018 AND TO THE FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENTOR

1.	Purpose

This Addendum (this “French Addendum”) modifies the terms and conditions of the 2005 Equity and Incentive Plan of The Ultimate Software Group, Inc. (the “Company”) as amended and restated as of May 14, 2018, together with the form of Ultimate Software Restricted Stock Unit Award Agreement (together the “Plan”), for the benefit of employees of the Company’s French subsidiaries with respect to Awards which are intended to be Qualified Restricted Stock Unit Awards.

Other Awards are not governed by the present document. Therefore all the provisions of the Plan which refer to Stock Options, Stock Appreciation Rights or Restricted Stock Awards are not applicable to Awards governed by the French Addendum. For the avoidance of doubt, this French Addendum does not modify, amend or supplement the Plan (or any of its terms and conditions) in any way, with respect to (1) any person, other than a French Participant, and (2) any Award other than any Qualified Restricted Stock Unit Award granted to a French Participant.

The terms and conditions of this Addendum are identical to the Plan except as provided below. They have to be read in conjunction with the Plan rules and the Award Agreement. In the event of any conflict between the terms and conditions of this Addendum and the Plan or the Restricted Stock Unit Award Agreement, the provisions of this Addendum shall prevail for the Awards made hereunder.

The purpose of this French Addendum is to ensure that Awards are in conformity with applicable legislation, with the meaning of:

•	Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;

•	Article 80 quaterdecies of the French General Tax Code for tax purposes; and,

•	Articles L.241-1, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

2.	Modifications of the Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan solely with respect to Qualified Restricted Stock Unit Awards granted to French Participants

•	In Section 2 (a) of the Plan, the definition of “Award” is deleted and replaced by the following:

“Award” means a conditional right to receive Restricted Stock Units representing a number of Stock Unit Awards, as defined in Section 2 of the Restricted Stock Unit Award Agreement, at no cost for the Participant. Restricted Stock Units to be awarded under the French Addendum, shall exclusively be settled in Shares.

•	In Section 2 (l) of the Plan, the definition of “Eligible Person” is amended as follows:

Persons who are eligible to be awarded Qualified Restricted Stock Units under French Law shall consist exclusively of (i) employees of the French Affiliate(s) with a valid employment contract (“contrat de travail”) at Date of Grant, and/or (ii) corporate officers with or without an employment contract, listed below, of the French Affiliate(s) (“Corporate Officers”):

•	“Président du Conseil d’Administration” (Chairman of the Board);

•	“Directeur Général” (Managing Director) ;

•	“Directeurs Généraux Délégués“ (Delegated Managing Directors) ;

•	Members of the “Directoire” (Executive Directors);

•	“Gérant” of a “Société par Actions” (“Manager of a Joint Stock Company”);

•	“Président" (if a private individual) d’une Société par Actions Simplifiée”.

For the avoidance of doubt, officers and directors of French Affiliate(s), are Eligible Persons, for purposes of the French Addendum, if they have a valid employment contract with one of these entities, or if they are one of the Corporate Officers listed above. No Award can be granted under this Addendum to non-employee members of the “Conseil d’Administration” (the Board), consultants and advisors.

An Award may not be made to employees and/or Corporate Officers holding more that 10% of the issued share capital in the Company or who, after having received Shares under an Award granted hereunder, would hold more than 10% of the issued share capital in the Company.

Qualified Restricted Stock Unit Awards can be awarded to Corporate Officers, only if the Company respects one of the following conditions during the Company tax year in which such Restricted Stock Unit Awards are granted:

1° The Company grants Restricted Stock Unit Awards to all of its employees and at least 90% of employees of its subsidiaries (defined by articles L.233-1 and L.210-3 of the French Commercial Code); or

2° The Company grants options to all of its employees and at least 90% of employees of its subsidiaries (defined by articles L.233-1 and L.210-3 of the French Commercial Code); or

3° A compulsory profit-sharing agreement, a derogatory profit-sharing agreement or a voluntary profit sharing agreement is in effect in the Company and to the benefit of at least 90% of employees of its subsidiaries. If, in the Company or its subsidiaries, such an agreement is in effect or was in effect during the previous company tax year, the first award authorized by an extraordinary general meeting held as from the date the law is enacted cannot intervene unless the companies concerned modify the way of calculation of each agreement or pay a collective supplement of voluntary profit sharing or a supplement of compulsory profit sharing.

•	In Section 2 (l) of the Plan, a paragraph (ii) “French Participant” is added as follows:

French Participant means an Eligible Person who is an employee or Corporate Officer of any Subsidiary organized under French law and who is French tax resident and subject to the mandatory French social security scheme, except as otherwise decided by the Board of Directors and the Compensation Committee of the Board of Directors.

•	In Section 2 (aa) of the Plan, Stock Unit Award is amended as follows:

Stock Unit Award or Restricted Stock Unit means a conditional right to receive Shares as defined in Section 2 of the Restricted Stock Unit Award Agreement, that are subject to restrictions on following the Vesting Date during the Share Sale Restriction Period, as described in Section 9.2 (b) of this Addendum, as determined by the Committee.

•	In Section 2 (aa) of the Plan, a paragraph (ii) “Qualified Restricted Stock Unit Awards” is added as follows:

Qualified Restricted Stock Unit Awards mean the Awards granted to French Participants in accordance with Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code.

•	In Section 2 of the Plan, the term “French Affiliate” is added as follows:

“French Affiliate” means the following for the purpose of determining the Subsidiary in which a French Participant may be retained for the Award of Restricted Stock Units:

-	Those Subsidiaries in which the Company holds, directly or indirectly, at least 10% (ten) of the voting rights and / or equity;

-	Those Subsidiaries which hold, directly or indirectly, at least 10% (ten) of the voting rights and / or equity in the Company;

-	Those Subsidiaries which at least 50% (fifty) of the equity or voting rights are held, directly or indirectly, by a company which itself holds at least 50% (fifty) of the Company.

•	Section 3.4 “Grants to Committee Members” does not apply to Awards made under this Addendum.

•	A new Section 3.5 “Modification of the French Addendum” is added in the Plan rules:

Notwithstanding the above, the Board, upon proposal of the Committee, can modify the provisions of this French Addendum with the exception of the provisions within the exclusive competence of the General Meeting, in compliance with provisions of Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code. Unless expressly provided in this Plan, such modifications shall not affect the rights and conditions of the Restricted Stock Unit Awards allocated prior to said modifications, unless these modifications are accepted in advance by the applicable Participants.

The terms of this Addendum shall be interpreted in accordance with the relevant provisions set forth by French tax and social laws, as well as the regulations issued by the French tax and social administrations.

•	In Section 4.1 “Share Limitation”, the following provision is added:

Notwithstanding the provisions of the Plan, the total number of Shares that may be awarded to the French Participants under this Addendum shall not exceed 10% of the Company’s share capital at Date of Grant. Outstanding unvested Awards shall be treated as Shares in order to determine the threshold of 10% of the granting Company’s share capital.

Qualified Restricted Stock Unit Awards will be settled only by delivery of Shares to the French Participants. Shares of the Company to be delivered under the Plan may be market repurchased shares (already existing shares) or newly issued shares.

For Awards granted over already existing shares, corresponding shares shall be repurchased by the Company at least one day before the applicable Vesting Date.

Shares acquired by French Participants as a result of the vesting of the Award shall be registered in the name of each French Participant or be identifiable. The French Participants shall have the voting and dividends rights attached to the shares as of the date he/she becomes the holder of record of such common stock.

•	Section 4.2 “Adjustments” is completed as follows:

Upon deciding to proceed to such adjustment, the Committee shall take all the necessary steps to determine the impact of such adjustment on the income tax and social security treatment of Qualified Restricted Stock Unit Awards made to French Participants under this Addendum and whenever possible, to maintain the tax neutrality of the operation for the treatment of the Award. The Committee shall accordingly inform the Participant concerned.

•	Section 5. “Eligibility and Awards” is completed as follows:

As provided by the Restricted Stock Unit Award Agreement, Qualified Restricted Stock Unit Awards granted to French Participants shall vest in three equal annual installments of 33-1/3% of the number of Restricted Stock Unit Awards on each of the first three anniversaries of the Date of Grant thereof.

Concerning the first tranche (1/3) that vests one year after the Date of Grant, Shares acquired shall be subject to a minimum of one (1) year share sale restriction starting as from the Vesting Date (the “Share Sale Restriction Period”).

Second and third tranches will vest two years and three years after the Date of Grant; Shares acquired shall not be subject to any share sale restriction period.

Notwithstanding any provisions to the contrary, accelerated vesting of Qualified Restricted Stock Unit Awards, except upon a French Participant Death or Disability of second (2nd) or third (3rd) category as defined as per Article L. 341-4 of the French Social Security Code1 results in the disqualification of such Awards.

•	Section 6. “Stock Options”, Section 7. “Stock Appreciation Rights” and Section 8. “Restricted Stock Awards” of the Plan do not apply to Awards made under this Addendum.

•	Section 9.1 “Grant of Stock Unit Awards” is amended as follows:

The reference to any dividend equivalent is deleted concerning Qualified Restricted Stock Unit Awards granted to French Participants.

1 For information purposes, please note that :

-	Second category stands for a disabled person unable to perform any professional activity;

-	Third category stands for a disabled person unable to perform any professional activity and requiring third party assistance in order to perform everyday life tasks.

•	Section 9.2 (a) “Vesting of Stock Unit Awards” is amended as follows:

With respect to Qualified Restricted Stock Unit Awards granted to French Participants, the original vesting schedule determined by the Committee, as mentioned in the Award Agreement, is applicable to the Awards governed by the present Addendum.

However, since for the first tranche (1/3), the Vesting occurs after one year from Date of Grant, a mandatory Share Sale Restriction Period shall apply to these Awards, as defined in Section 3 of the Restricted Stock Unit Award Agreement.

Concerning tranches 2 and 3, unless the Committee decides otherwise, the Vesting Period shall respect/ exceed the two-year de minimis vesting condition defined in Section L.225-197-1 of the French Commercial Code. Nevertheless, in case original vesting schedule or accelerated vesting schedule would lead to application of a shortened Vesting Period, a complementary mandatory Share Sale Restriction Period shall apply to these Awards in order to meet the two (2) year de minimis criteria.

Notwithstanding any provisions of the Plan and this Addendum to the contrary, in case of French Participant’s death, the personal representative determined in accordance with the laws of descent and distribution shall be entitled to request the acquisition of the unvested Restricted Stock Units within (6) months following this event.

•	A new Section 9.2 (b) “Share Sale Restriction imposed on Shares transferred to Participants” is added:

If the Vesting Date as determined in the Award Agreement occurs one year after the Date of Grant, Shares acquired pursuant to the Award by French Participants shall be subject to a minimum of one (1) year share sale restriction starting as from the Vesting Date (the “Share Sale Restriction Period”) as described in Section 3 of the Restricted Stock Unit Award Agreement, during which the Shares may not be sold other than in the circumstances set out at paragraphs (ii) and (iii) below. If applicable, the Share Sale Restriction Period will be indicated on the Award agreement.

In case of an event accelerating the initial vesting schedule defined in 9.2 (a) to a less of two (2) year period, a complementary mandatory Share Sale Restriction Period shall apply in order to meet the two (2) year minimis criteria defined in Article L. 225-197-1 of the French Commercial Code.

If the French Participant ceases his employment with the Company, or any Affiliate(s), at any time after the Vesting Date, the Shares acquired shall not be freely transferable before the expiration of the Share Sale Restriction Period.

(i)	In addition to the above Share Sale Restriction Period and notwithstanding any provision of the Plan to the contrary, the Shares shall not be sold during the following periods:

•	Within ten (10) trading days preceding and three (3) trading days following the publication by the Company of its annual financial results;

•	Within ten (10) trading days preceding and ten (10) trading days following the publication by the Company of its quarterly financial results; and

•
During any “black-out period” or other similar trading restricted period implemented by the Company to conform with any rules and regulations intended to prevent insider trading provided for by the Securities and Exchange Commission (SEC), the “Autorité des Marchés Financiers” (AMF), or any relevant securities law.

(ii)	In case of French Participant’s death

Notwithstanding any provision of the Plan and the present Addendum to the contrary, in the event of the French Participant’s death, the personal representative determined in accordance with the laws of descent shall not be subject to the Share Sale Restriction Period, the shares being freely transferable upon the Participant’s death.

(iii)	In case of French Participant’s disability of second (2nd) or third (3rd) category

By exception to the provisions of the Plan, if the French Participant ceases his employment within the Company or any Affiliate(s) due to his disability within the 2nd and 3rd categories as defined as per Article L.341-4 of the French Social Security Code, the Share Sale Restriction Period as defined in the herein Section shall be accelerated and deemed to have lapsed. The French Participant shall be entitled to sell the Shares immediately except during the three periods referred to in clause (i) of this Section. Such dispositions shall not constitute a disqualified provision.

•	Section 9.3 “Payment” of Stock Unit Awards” is amended by adding the following two sentences to the end of such section:

Qualified Restricted Stock Unit Awards will be settled only by delivery of Shares to the French Participants. No payment in cash can be made at the discretion of the Committee.

•	Section 9.4 “No Rights as Stockholder” of the Plan is amended by adding the following to the end of such section:

Notwithstanding any provisions to the contrary, the French Participant to whom is granted a Qualified Restricted Stock Unit Award shall have no shareholder rights, including the right to vote or to receive dividends, until the Restricted Stock Units Award is duly vested and the legal ownership of shares is transferred to the Participant.

Once transferred, the Shares may be subject to a Share Sale Restriction Period, notably when vesting period does not exceed twelve months (please refer to Section 9.2 (b) of the Plan).

Qualified Restricted Stock Unit Awards may be awarded to Eligible Persons, listed in Section 2 (l) of the Plan, selected by the Committee.

•	A new Section 9.5 “Restrictions for Corporate Officers” is added to the Plan rules:

Upon Date of Grant, the Committee may either decide that Corporate Officers shall not sell Shares acquired through a Qualified Restricted Stock Unit Award prior to their removal from office (“révocation en qualité de mandataire social”) or determine the number of Shares which have to be held by Corporate Officers until their removal from office (“révocation en qualité de mandataire social”). The renewal of mandate does not constitute a “removal from office”. A removal from office must be valid pursuant to French laws and regulation.

•	Section 10. “Stock Awards”, Section 11. “Performance Awards”, Section 12. “Section 162(m) Awards” and Section 13. “Director Fee Options” do not apply to Awards made under this Addendum

•	In Section 14. “Change in Control”, the following provision is added:

In accordance with article L. 225-197-1, III of the Commercial Code, in the event of an exchange of shares without balance resulting from a merger or a demerger realized according to current regulation during the Vesting or Share sale restriction Period provided by the Plan / the French Addendum, the conditions set forth in the Plan remain applicable to the Qualified Restricted Stock Unit Awards granted to French Participants and to the shares received in exchange, including the Vesting and Share Sale Restriction Periods, for their remaining duration on the exchange date.

The same shall apply in the event of an exchange of shares without balance resulting from a public offer, split or reverse stock split realized according to current regulation during the share sale restriction period provided by the Plan.

In the event of another transformation, reorganization or any other changes occurring occur at any time after the Qualified Restricted Stock Unit Awards, the Board or the Committee shall take all necessary actions, while the operation is being realized, in order to determine the impact of this operation on the Awards and, as far as possible, in order to maintain the neutrality of the operation, if needed by reducing the duration of the Vesting Period.

•	In Section 15.8 “Tax Withholding” , the following provision is added:

Concerning Qualified Restricted Stock Units granted to French Participants, notwithstanding any provision to the contrary, no Shares may be sold prior to the lapse of the Share Sale Restriction Period to satisfy any social security or tax withholding due for Awards granted further to this French Addendum.

The Company or its Affiliates shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due with respect to Awards granted hereunder or shall have the right to deduct any applicable withholding or other employment taxes due from other compensation income paid to the Participant.

The employer is responsible for withholding employees’ social security charges in the event that they are due. However, the Participants remain responsible for bearing the costs of employees’ social security charges.

•	Section 16. “Effective Date, amendment and Termination”

This French Addendum does not amend this Section.